Exhibit 11


            STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS

Net loss per common share of $0.03 for the year ended December 31, 2000 was calculated by dividing net loss of $2,891,379 for the year ended December 31, 2000 by the weighted average number of common shares outstanding of 87,034,303.

Net loss per common share of $0.20 for the year ended December 31, 1999 was calculated by dividing net loss of $6,054,364 for the year ended December 31, 1999 by the weighted average number of common shares outstanding of 30,500,000.